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                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                    FORM 15

   Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports
       Under Sections 13 and 15(d) of the Securities Exchange Act of 1934

                        Commission File Number 000-17416
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                         Century Financial Corporation
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             (Exact name of registrant as specified in its charter)

            One Century Place, Rochester, PA 15074 (724)-774-1872
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  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                    Common Stock, par value $0.835 per share
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            (Title of each class of securities covered by this Form)


                                      None
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  (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

     Rule 12g-4(a)(1)(i)       [X]             Rule 12h-3(b)(1)(ii)       [ ]

     Rule 12g-4(a)(1)(ii)      [ ]             Rule 12h-3(b)(2)(i)        [ ]

     Rule 12g-4(a)(2)(i)       [ ]             Rule 12h-3(b)(2)(ii)       [ ]

     Rule 12g-4(a)(2)(ii)      [ ]             Rule 15d-6                 [ ]

     Rule 12h-3(b)(1)(i)       [ ]

     Approximate number of holders of record as of the certification or notice date:


None.  Century Financial Corporation merged with Citizens Bancshares, Inc. on
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May 12, 1998; Citizens Bancshares, Inc. was the surviving corporation of the
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merger (See Citizens Bancshares, Inc. Form S-4, Registration No. 333-47315 filed
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with the Commission on April 9, 1998)
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     Pursuant to the requirements of the Securities Exchange Act of 1934,
Citizens Bancshares, Inc. has caused this certification/notice to be signed as the successor corporation to Century Financial Corporation by the undersigned duly authorized person.



DATE:  August 6, 1998               BY:  /s/ Marty E. Adams
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                                         Marty E. Adams, President and Chief
                                                 Executive Officer